Exhibit 99

UNIFIRST ANNOUNCES FINANCIAL RESULTS

FOR THE SECOND QUARTER AND FIRST SIX

MONTHS OF FISCAL 2010

Wilmington, MA (March 31, 2010) -- UniFirst Corporation (NYSE: UNF) today announced results for the second quarter and first six months of fiscal 2010, which ended on February 27, 2010.

Revenues for the second quarter of fiscal 2010 were $253.6 million, a 1.4% decrease from the previous year’s $257.3 million. Second quarter net income was $16.2 million, or $0.83 per diluted common share, an 11.2% decrease from the second quarter of fiscal 2009, when net income was $18.3 million, or $0.94 per diluted common share.

Revenues for the first six months of fiscal 2010 decreased 1.9% compared to the first six months of fiscal 2009. Net income for the first half of fiscal 2010 was $39.8 million or $2.05 per diluted common share, a 7.2% increase from the first half of fiscal 2009, when net income was $37.1 million or $1.92 per diluted common share.

Ronald D. Croatti, UniFirst President and Chief Executive Officer said, “Although our overall profits for the quarter were lower than the prior year, they met our expectations and we are pleased with the results. We are also encouraged that our core laundry operations achieved sequential improvements in revenues in both the first and second quarters, which indicates continued stabilization of our customer base.”

The Company’s core laundry revenues in the second quarter of 2010 declined 2.8% compared to the same period in fiscal 2009. As a result of the revenue decline, income from operations from the core laundry business was $26.8 million in the quarter compared to $32.1 million a year ago. Although operating expenses were down on a gross dollar basis, lower revenues resulted in higher payroll and payroll related costs, energy and depreciation as a percentage of revenues. These items were partially offset by lower merchandise costs as a percentage of revenues.

Revenues in the Company’s Specialty Garments segment, which consists of nuclear decontamination and cleanroom operations, increased 14.7% compared to the second quarter of fiscal 2009. This increase was the result of a larger number of power reactor outages occurring in the second quarter of fiscal 2010 compared to the same period a year ago. As a result of this revenue increase, operating income for this segment increased from $1.7 million in the second quarter of fiscal 2009 to $2.1 million in the second quarter of fiscal 2010.

The Company’s effective income tax rate for the quarter was 39.1% compared to 42.7% for the same quarter a year ago. The fiscal 2009 rate was impacted by increases to the Company’s reserves for tax contingencies.

UniFirst continues to generate strong cash flows and maintain a solid balance sheet. At the end of the second quarter, the Company had $84.2 million of cash and cash equivalents on hand, up from $60.2 million at the end of fiscal 2009. Cash produced by operating activities for the first six months of fiscal 2010 was up 8.0% to $65.1 million compared to $60.3 million a year earlier. In addition, as of the end of the second quarter, total debt as a percentage of capital declined to 21.3% from 22.5% at the end of fiscal 2009.

Mr. Croatti continued, “Although we’re seeing some signs of market stabilization, we continue to expect job growth to lag a broader economic rebound. This will make the recovery of top line growth for UniFirst challenging in the near term. As a result, we will continue to vigilantly focus on cost controls and cash flow generation. We will do so, however, without ever sacrificing our ability to provide top notch service quality to our loyal customer base.”

The Company also announced today that it is entering into a long-term employment agreement with Mr. Croatti. Under terms of the agreement, Mr. Croatti will serve as the Company’s chief executive officer for the next six years. Additionally, the agreement provides Mr. Croatti with the ability to earn up to 350,000 shares of common stock over the six year period based on the achievement of certain performance criteria. In addition, the Company has also awarded Mr. Croatti a restricted stock grant for his 2009 performance of 50,000 common shares, which will also vest over the next six years.

Donald J. Evans, the Company’s lead director, said “During his 19-year tenure as CEO, Ron has been instrumental in building a company that has surpassed $1 billion in annual revenue and delivered consistent financial results. We are pleased that Mr. Croatti will remain as CEO through 2016 and provide the strong continuity in management we see as essential for continued success. On behalf of the Board and everyone at UniFirst, I want to congratulate Ron on a job well done and look forward to his passion, commitment and enthusiasm going forward.”

Conference Call Information

UniFirst will hold a conference call today at 10:00 a.m. (EDT) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

UniFirst Corporation is one of the largest providers of workplace uniforms, protective clothing, and facility services products in North America. The Company employs nearly 10,000 Team Partners who serve more than 225,000 customer locations in 45 U.S. states, Canada, and Europe from over 200 customer service, distribution, and manufacturing facilities. UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index.

Forward Looking Statements

This public announcement may contain forward looking statements that reflect the Company’s current views with respect to future events and financial performance. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the Company’s ability to compete successfully without any significant degradation in its margin rates, seasonal fluctuations in business levels, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of negative economic conditions on the Company’s customers and such customers’ workforce, the continuing increase in domestic healthcare costs, demand and prices for the Company’s products and services, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission (including the Sarbanes-Oxley Act of 2002), New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions and other factors described under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 29, 2009 and in other filings with the Securities and Exchange Commission. When used in this public announcement, the words “anticipate,” “optimistic,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements. The Company undertakes no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries

Consolidated Statements of Income

	Thirteen weeks ended		Twenty-six weeks ended

	February 27,	February 28,	February 27,	February 28,
(In thousands, except per share data)	2010 (2)	2009 (2)	2010 (2)	2009 (2)

Revenues	$253,562	$257,285	$509,741	$519,839

Operating expenses:
Cost of revenues (1)	157,025	158,972	306,249	316,035
Selling and administrative expenses (1)	52,423	50,113	103,895	107,600
Depreciation and amortization	15,033	14,339	30,089	28,042
Total operating expenses	224,481	223,424	440,233	451,677

Income from operations	29,081	33,861	69,508	68,162

Other expense (income):
Interest expense	2,185	2,324	4,369	4,915
Interest income	(545)	(547)	(1,069)	(1,051)
Exchange rate loss	783	195	582	1,129
	2,423	1,972	3,882	4,993

Income before income taxes	26,658	31,889	65,626	63,169
Provision for income taxes	10,432	13,609	25,824	26,027

Net income	$16,226	$18,280	$39,802	$37,142

Income per share – Basic:
Common Stock	$0.88	$1.00	$2.16	$2.03
Class B Common Stock	$0.71	$0.80	$1.73	$1.62

Income per share – Diluted:
Common Stock	$0.83	$0.94	$2.05	$1.92

Weighted average number of shares outstanding – Basic:
Common Stock	14,467	14,389	14,454	14,387
Class B Common Stock	4,931	4,935	4,932	4,935
	19,398	19,324	19,386	19,322

Weighted average number of shares outstanding – Diluted:
Common Stock	19,477	19,354	19,455	19,368

Dividends per share:
Common Stock	$0.0375	$0.0375	$0.0750	$0.0750
Class B Common Stock	$0.0300	$0.0300	$0.0600	$0.0600

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets

(2) Unaudited

UniFirst Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	February 27, 2010 (1)	August 29, 2009
Assets
Current assets:
Cash and cash equivalents	$84,249	$60,151
Receivables, net	105,564	97,784
Inventories	40,379	43,586
Rental merchandise in service	75,318	73,063
Prepaid and deferred income taxes	25,752	24,901
Prepaid expenses	3,352	2,889

Total current assets	334,614	302,374

Property, plant and equipment:
Land, buildings and leasehold improvements	328,950	325,034
Machinery and equipment	363,113	352,511
Motor vehicles	121,268	113,048

	813,331	790,593
Less - accumulated depreciation	427,537	407,823
	385,794	382,770

Goodwill	267,811	261,171
Customer contracts and other intangible assets, net	60,617	60,054
Other assets	2,420	2,416

	$1,051,256	$1,008,785

Liabilities and shareholders' equity
Current liabilities:
Current maturities of long-term obligations	$6,058	$6,447
Accounts payable	39,469	41,180
Accrued liabilities	108,009	104,003
Accrued income taxes	—	2,437

Total current liabilities	153,536	154,067

Long-term obligations, net of current maturities	175,411	175,568
Deferred income taxes	52,290	52,115

Shareholders' equity:
Common Stock	1,450	1,443
Class B Common Stock	492	493
Capital surplus	21,976	20,137
Retained earnings	643,683	605,262
Accumulated other comprehensive income/(loss)	2,418	(300)

Total shareholders' equity	670,019	627,035

	$1,051,256	$1,008,785

(1) Unaudited

UniFirst Corporation and Subsidiaries

Detail of Operating Results

Revenues

	Thirteen weeks ended

	February 27,	February 28,	Dollar	Percent
(In thousands, except percentages)	2010 (1)	2009 (1)	Change	Change

Core Laundry Operations	$227,282	$233,713	$(6,431)	-2.8%
Specialty Garments	19,428	16,939	2,489	14.7
First Aid	6,852	6,633	219	3.3
Consolidated total	$253,562	$257,285	$(3,723)	-1.4%

	Twenty-six weeks ended

	February 27,	February 28,	Dollar	Percent
(In thousands, except percentages)	2010 (1)	2009 (1)	Change	Change

Core Laundry Operations	$453,068	$471,217	$(18,149)	-3.9%
Specialty Garments	42,305	34,680	7,625	22.0
First Aid	14,368	13,942	426	3.1
Consolidated total	$509,741	$519,839	$(10,098)	-1.9%

Income from Operations

	Thirteen weeks ended

	February 27,	February 28,	Dollar	Percent
(In thousands, except percentages)	2010 (1)	2009 (1)	Change	Change

Core Laundry Operations	$26,790	$32,067	$(5,277)	-16.5%
Specialty Garments	2,122	1,650	472	28.6
First Aid	169	144	25	17.8
Consolidated total	$29,081	$33,861	$(4,780)	-14.1%

	Twenty-six weeks ended

	February 27,	February 28,	Dollar	Percent
(In thousands, except percentages)	2010 (1)	2009 (1)	Change	Change

Core Laundry Operations	$62,182	$64,671	$(2,489)	-3.8%
Specialty Garments	6,735	3,397	3,338	98.2
First Aid	591	94	497	531.9
Consolidated total	$69,508	$68,162	$1,346	2.0%

(1) Unaudited

UniFirst Corporation and Subsidiaries

Consolidated Statements of Cash Flows

Twenty-six weeks ended (In thousands)	February 27, 2010 (1)	February 28, 2009 (1)
Cash flows from operating activities:
Net income	$39,802	$37,142
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	25,619	23,546
Amortization of intangible assets	4,470	4,496
Amortization of deferred financing costs	133	133
Share-based compensation	848	496
Accretion on environmental contingencies	397	334
Accretion on asset retirement obligations	284	253
Deferred income taxes	(340)	(163)
Changes in assets and liabilities, net of acquisitions:
Receivables	(6,890)	(2,882)
Inventories	3,042	(5,923)
Rental merchandise in service	(846)	10,843
Prepaid expenses	(448)	(2,231)
Accounts payable	(1,760)	(13,000)
Accrued liabilities	3,876	1,542
Accrued income taxes	(3,050)	5,746
Net cash provided by operating activities	65,137	60,332

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(13,156)	(3,248)
Capital expenditures	(27,840)	(39,235)
Other	(1,106)	318
Net cash used in investing activities	(42,102)	(42,165)

Cash flows from financing activities:
Proceeds from long-term obligations	8,850	102,659
Payments on long-term obligations	(9,006)	(118,374)
Proceeds from exercise of Common Stock options	996	31
Payment of cash dividends	(1,381)	(1,376)
Net cash used in financing activities	(541)	(17,060)

Effect of exchange rate changes	1,604	(2,697)

Net increase (decrease) in cash and cash equivalents	24,098	(1,590)
Cash and cash equivalents at beginning of period	60,151	25,655

Cash and cash equivalents at end of period	$84,249	$24,065

(1) Unaudited